Exhibit 99.1

May 15, 2025 07:00 AM Eastern Daylight Time

Air Industries Group Announces Financial Results for the Three Months Ended March 31, 2025

BAY SHORE, N.Y. -- (BUSINESS WIRE) -- Air Industries Group (“Air Industries”) (NYSE American: AIRI), a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors, today announced Financial Results for the Three Months ended March 31, 2025.

For the three months ended March 31, 2025, Air Industries net sales were lower compared to 2024, but gross profit increased. Operating and net results were impacted by certain timing and cost factors.

●	Net Sales for the three months ended March 31, 2025 were $12.1 million, a 13.7% decrease from $14.1 million compared to the same period in 2024.

●	Gross Profit for the three months ended March 31, 2025 improved by $100,000 or 6.7% to $2.0 million from $1.9 million compared to the same period in 2024. Gross profit as a percentage of sales rose to 16.8%, an increase of 320 basis points from 13.6% in 2024.

●	Operating Expenses for the three months ended March 31, 2025 increased by $615,000 compared to the same period in 2024. The increase in operating and net losses was due primarily to higher non-cash stock compensation expense which increased operating expenses by $412,000 for the quarter.

●	Operating loss was $746,000, an increase from an operating loss of $259,000 in 2024.

●	Net loss for 2025 increased by $282,000 to $988,000.

Summary Income Statement:

			Variance
For the Three Months Ended March 31: ($ 000’s)	2025	2024	in $	As a %
Net Sales	$12,135	$14,061	$(1,926)	-13.7%
Cost of Sales	10,101	12,155	(2,054)	-16.9%
Gross Profit	2,034	1,906	128	6.7%
GP as a % of Sales	16.8%	13.6%		30.3%
Operating Expenses	2,780	2,165	615	28.4%
Operating Loss	(746)	(259)	(487)	n/m
Other Income (Expense)			-
Interest Expense	(444)	(462)	18	-3.9%
Other Income	202	15	187	1246.7%
Net Loss	$(988)	$(706)	$(282)	39.9%

Adjusted EBITDA:

For the Three Months Ended March 31: ($ 000’s)	2025	2024
Net (Loss)	$(988)	$(706)
Interest Expense	444	462
Taxes	-	-
Stock Compensation	474	62
Depreciation	629	527
Amortization	17	17
Adjusted EBITDA	$576	$362

Lou Melluzzo, Chief Executive Officer of Air Industries Group, commented:

●	“Despite first quarter sales being 14% lower as compared to 2024 gross profit increased by a significant $128,000 or 6.7%. Gross margin on sales increased by 320 basis points to 16.8%, demonstrating the results of our increased focus on operating efficiency.

●	“Operating expenses increased by $615,000 or 28.4%. Non-cash stock compensation expense accounted for $412,000 or 67% of this increase. As a result, although net loss increased compared to 2024, our adjusted EBITDA improved to $576,000, or a 59.1% increase over 2024.

●	“Our new business development efforts continue to gain momentum. Our Book-to-Bill ratio, calculated on a trailing-twelve month basis, was 1.34 to 1.00 at end of the first quarter, 2025. This is above the generally recognized industry standard of 1.20 to 1.00 and nearly a 20% improvement from the prior year.

●	“The significant contract wins and unprecedented order activity we enjoyed in 2024 continued into the first quarter of 2025. Our funded backlog of firm customer orders increased by $2.7 million or 2.3%. The total backlog was reduced slightly by less than half of one percent but continues to exceed a quarter of a billion dollars.

●	“While quarterly results will vary, we reaffirm our belief that full-year 2025 results will exceed those of 2024.”

Conference Call Information

As previously announced, the Company will host a conference call to discuss Financial Results for the First Quarter of 2025 on Thursday, May 15th at 4:15 pm Eastern.

The conference call number is 877-524-8416 and will be made available for replay at www.airindustriesgroup.com.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ’forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

NON-GAAP FINANCIAL MEASURES

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact

Air Industries Group

Chief Financial Officer

631-328-7039

Anyone wishing to contact us or send a message can also do so by visiting: www.airindustriesgroup.com/contact-us

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